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                                                                   EXHIBIT 10.18

                                  [TALEO LOGO]

                                Taleo Corporation
                          575 Market Street, 8th Floor
                         San Francisco, California 94105

San Francisco, March 15, 2005

MR. DIVESH SISODRAKER

RE: TERMS OF EMPLOYMENT

Dear Divesh,

      This letter will confirm the terms of your offer of employment with Taleo Corp., a Delaware corporation ("Taleo"). Such terms are as follows:

            1. Position and Responsibilities. You will serve in the position of Chief Financial Officer reporting directly to the Chief Executive Officer. You will assume and discharge such responsibilities as are commensurate with such position and as the Chief Executive Officer may direct from time to time. During your employment with Taleo, you shall devote your full time, skill and attention to your duties and responsibilities and shall perform faithfully, diligently and competently. In addition, you shall comply with and be bound by the operating policies, procedures and practices of Taleo in effect from time to time during your employment.

            2. At-Will Employment. You acknowledge that your employment with Taleo is for an unspecified duration and constitutes at-will employment and that either you or Taleo can terminate this relationship at any time, with or without Cause and with or without notice.

            3. Compensation.

                  (a) In consideration of your services, you will be paid a salary of $16,667 US per month (annualized base salary of $200,000.00 US) payable in two monthly payments in accordance with Taleo's standard payroll practices ("Base Salary").

                  (b) In addition to your base salary, you will be eligible for incentive bonuses for each fiscal quarter, beginning Q2 2005, or fiscal year of Taleo ("Incentive
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Compensation"). The bonuses will be awarded based on criteria established by
Taleo's Chief Executive Officer and approved by Taleo's Board of Directors. The aggregate amount of your target bonuses at 100% achievement of goal for a fiscal year will be equal to one hundred thousand dollars ($100,000 US). The bonus for a fiscal quarter or fiscal year will be paid in accordance with Taleo's standard practices for payment of bonuses. For fiscal year 2005, you will be eligible to participate in the Incentive Compensation Plan attached hereto as Attachment A, which will be deemed to meet the requirements of this Subsection (b) for 2005.

                  (c) If Taleo terminates your employment for any reason other than Cause, then Taleo will continue to pay your Base Salary at the rate in effect at the time of your resignation or termination of your employment for a period of six (6) months from the date of your resignation or termination of your employment and you shall continue to vest in stock options in accordance with the schedule specified in Attachment C for a period of three (3) months from the date of your resignation or termination of your employment ("Vesting Period 1"). Such vested options shall expire ninety (90) days after the expiration of Vesting Period 1.

                  (d) If, within one (1) year following a Change in Control (as defined in Attachment C), Taleo or the successor corporation terminates your employment for any reason other than Cause, then Taleo or the successor corporation will continue to pay your Base Salary at the rate in effect at the time of your resignation or termination of your employment for a period of one
(1) year from the date of your resignation or termination of your employment. Your severance benefit will be paid in accordance with Taleo's standard payroll procedures.

                  (e) If Taleo terminates your employment for any reason other than Cause, and if you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") following the termination of your employment, then Taleo will pay the same portion of your monthly premium under COBRA as it pays for active employees until the earliest of (i) the close of the 6-month period following the termination of your employment, (ii) the expiration of your continuation coverage under COBRA or
(iii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.

                  (f) If your employment is terminated by Taleo with Cause, or if you resign your employment voluntarily, no compensation or other payments will be paid or provided to you that would have, or might have, become payable to you in periods following the date when such a termination of employment is effective. Any rights you may have under any Taleo plan regarding Benefits, as defined below, shall be determined under the provisions of those plans. If your employment terminates as a result of your death or disability, no compensation or payments will be made to you other than those to which you may otherwise be entitled under any Taleo plan regarding Benefits.

                  (g) For purposes of this Section 3, "Cause" means (i) any act of personal dishonesty taken by you in connection with your responsibilities under this agreement that is intended to result in your personal enrichment,
(ii) your conviction of a felony, (iii) any act by you that constitutes material misconduct and is injurious to Taleo or (iv) substantial violations of employment duties, responsibilities or obligations to Taleo that are demonstrably willful and deliberate.
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            4. Location and Relocation fees. This offer is made to you with the condition that you will relocate to San Francisco before August 15, 2005, and perform your duties from our San Francisco head office. You will be eligible to receive reasonable reimbursement for relocation charges from Vancouver to San Francisco, not to exceed $30,000. Taleo will gross-up taxable relocation expenses in order to pay the appropriate tax authorities on your behalf. Should you voluntarily leave Taleo or your employment is terminated by Taleo for any reason within one year of your hire date, you must repay a pro-rated portion of all relocation benefits and expenses. For each month not employed during this 12-month minimum employment period, you must reimburse Taleo 1/12 of all relocation expenses paid to you or on your behalf.

            5. Immigration requirements. To legally work in the United States, the Employee will require a valid visa. The Company shall cover the processing and legal fees associated with obtaining the appropriate authorizations for the Employee.

            6. Other Benefits. You will be eligible to receive the standard employee benefits made available by Taleo to its employees from time to time during the term of your employment to the extent of your eligibility therefore ("Benefits"). You shall earn paid vacation at the rate of four (4) weeks per year of employment (which shall be consistent with Taleo's vacation policy and which shall not accrue in excess of that allowable under the policy). During your employment, you shall be permitted, to the extent eligible, to participate in any group medical, dental, life insurance and disability insurance plans, or similar benefit plan of Taleo that is available to employees generally. You should note that Taleo may modify benefits from time to time, as deemed necessary. Base Salary and Incentive Compensation are not considered Benefits as that term is used in this agreement.

      Taleo shall reimburse you for all reasonable business expenses actually incurred or paid by you in the performance of your services on behalf of Taleo, upon prior authorization and approval and upon submission of appropriate documentation in accordance with Taleo's expense reimbursement policy.

            7. Conflicting Employment. During the term of your employment with Taleo, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which Taleo is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to Taleo. You understand that this offer is made to you with the understanding that Taleo will represent your sole and full-time employment occupation. This provision does not preclude you from serving on the boards of directors and/or advisory boards of companies that are not competitors of Taleo or active in the Human Capital Management industry. You understand that every such situation should be discussed and agreed to with the CEO.

            8. General Provisions.

                        (a) This offer letter will be governed by the internal substantive laws, but not the choice of law rules, of the State of California.
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                        (b) This offer letter along with the Exhibits A-D hereto
and the Incentive Compensation Plan attached as Attachment A, the Employment, Confidential Information and Invention Assignment Agreement attached as Attachment B, the Stock Option Recommendation attached as Attachment C, and the Arbitration Agreement attached as Attachment D set forth the terms of your employment with Taleo and supersedes any prior representations or agreements, whether written or oral. Any modifications must be in writing and signed by an officer of Taleo and by you. Any subsequent change or changes in your duties, salary or other compensation will not affect the at-will nature of your employment, the commitments you have agreed to or the enforceability, validity or scope of this Agreement.

                        (c) This offer of employment is contingent upon background verification and reference checks satisfactory to Taleo. I authorize Taleo and/or a third party designated by Taleo, to conduct such investigations and secure such information as is necessary to assess my background and employment history.

                        (d) This agreement will be binding upon your heirs, executors, administrators and other legal representatives and will be for the benefit of Taleo, Taleo Holding and their respective successors and assigns.

            9. Contingencies. This offer is contingent upon our obtaining the following:

                        (a) Return of the enclosed copy of this letter, signed by you without modification, indicating your acceptance of this offer;

                        (b) Return of the enclosed Arbitration Agreement, signed by you without modification;

                        (c) Return of the enclosed Employment, Confidential Information and Invention Assignment Agreement (attached to this letter as Attachment B), signed by you without modification;

                        (d) Satisfactory results of background and reference checks
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      To indicate your acceptance of this offer, please sign and date the enclosed copy of this offer letter and the Confidentiality Agreement, and return both to me as soon as possible. This offer shall be valid for three (3) working days from the date of this letter. If you have any questions about this offer letter, please call Louis Tetu, 418.524.5665 x1226.

      We look forward to working with you at Taleo.

                                       Sincerely,

                                       Taleo Corp.

                                       /s/ Michael Gregoire
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                                       Michael Gregoire, Chief Executive Officer

ACCEPTANCE:

I accept the terms of my employment with Taleo Corp. as set forth above. I understand that this offer letter does not constitute a contract of employment for any specified period of time and that my employment relationship may be terminated by Taleo or me at any time with or without notice and with or without Cause.

MONDAY, APRIL 4, 2005                              /s/ Divesh Sisodraker
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Start date                                         Divesh Sisodraker